QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.23

January 9, 2003

Mr. Richard M. Weil
207 East 74th St., Apt. 8L
New York, NY 10021

Dear Rick:

        This letter confirms the terms of your employment by Scientific Games Corporation (the "Company"). Those terms are as follows:

        1.    Term:    Subject to earlier termination for cause, death, or disability, the term of your employment shall be extended, effective January 1, 2003, through and until December 31, 2004 (the "Term").

        2.    Position:    During the Term, you will serve as Vice President of International Business Development of the Company. You will report directly to the Chief Executive Officer of the Company (the "CEO") and shall have such duties and authority consistent with your title as shall be reasonably assigned to you from time to time by the CEO or the Board of Directors.

        3.    Salary and Other Compensation:    Effective January 1, 2003, your annual salary will be $273,000 and will be increased annually on each succeeding January 1 thereafter by an amount not less than a percentage of your annual salary then in effect equal to the percentage increase, if any, during the preceding twelve months in the Consumer Price Index for New York, NY. In addition to your salary, you will also be entitled to receive cash bonuses and options in accordance with the Company's management incentive compensation and equity incentive plans.

        4.    Benefits:    During the Term you will be entitled to participate in any and all benefit plans and programs of the Company that are made available to its senior executives, including the Company's Supplemental Executive Retirement Plan.

        5.    Compensation upon Change in Control:    If your employment is terminated without cause within two years of a Change in Control, as defined in the agreement between you and the Company, dated as of November 1, 1997 (the "Change in Control Agreement"), you will be entitled to receive, in lieu of any payment under the Change in Control Agreement, a cash payment in an amount equal to three times the sum of (i) your annual salary on the date of such termination and (ii) the Severance Annual Incentive Amount, as defined in the Change of Control Agreement.

        6.    Earlier Agreement:    This letter replaces and supersedes in its entirety a letter covering the subject matter hereof dated January 7, 2003.

        You and the Company agree that the terms contained in this letter will be memorialized in a formal employment agreement. Please indicate your acceptance of these terms by countersigning this letter below and returning it to my attention.

                                      Very truly yours,

AGREED AND ACCEPTED:

Richard M. Weil	Date
cc:	A. Lorne Weil DeWayne E. Laird

QuickLinks

  Exhibit 10.23